Execution Version EXHIBIT 10.12
AMENDMENT TO SEVERANCE AGREEMENT
This Amendment to the Severance Agreement (“Amendment”) is entered into as of October 11, 2018 (the “Effective Date”), by and between Belmond Ltd. (the “Company”) and H. Roeland Vos (the “Executive”).
WHEREAS, Executive and the Company entered into that certain Severance Agreement, dated as of September 20, 2015 (the “Severance Agreement”);
WHEREAS, the Company and the Executive desire to enter into this Amendment to amend certain terms of the Severance Agreement; and
WHEREAS, capitalized terms that are not defined herein shall have the same meaning as set forth in the Severance Agreement unless specified to the contrary.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.	Section 2 of the Severance Agreement is hereby amended in its entirety as follows:
Term of Agreement. This Agreement shall commence as of the date first written above (the “Effective Date”) and shall continue in effect through December 31, 2020. Notwithstanding the foregoing, in the event of a Potential Change in Control or a Change in Control, the term of this Agreement shall continue and may not be terminated prior to the expiration of the time period specified in Section 4(a) hereof and the satisfaction of any Severance Payment obligations thereunder.

2.	Section 4(a) of the Severance Agreement is hereby amended in its entirety as follows:
Severance Payment Following Change in Control. If during the term of this Agreement (i) a Change in Control occurs and (ii) the Executive’s employment is terminated within twelve months following such Change in Control either (A) by the Company or a subsidiary of the Company without Cause, or (B) by the Executive with Good Reason, then, in any such case, the Company shall (1) pay the Executive a lump sum severance payment, in cash, equal to: (A) two times the sum of (x) the Executive’s annual base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (y) the most recent annual bonus payment made to the Executive less (B) any amount paid in lieu of notice (or paid in respect of the remainder of any applicable fixed term at the time of such termination) to the Executive under the Employment Agreement, and (2) maintain private medical expenses insurance for the Executive for a period of eighteen months from the Date of Termination (subject to the terms of the relevant policy or scheme) or (if maintaining private medical expenses insurance during such eighteen month

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period is not possible) pay Executive a sum equal to the cost of Executive obtaining equivalent coverage (collectively, the “Severance Payment”).

3.	Section 4(b) of the Severance Agreement is hereby amended in its entirety as follows (additional language highlighted):
Termination of Employment Prior to Change in Control. For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company or a subsidiary of the Company without Cause or by the Executive with Good Reason, if (i) the Executive’s employment is terminated by the Company or a subsidiary of the Company without Cause prior to a Change in Control and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which constitutes a Change in Control (an “Acquiring Person”), (ii) the Executive terminates his employment for Good Reason prior to a Change in Control and the circumstance or event which constitutes Good Reason occurs at the request or direction of an Acquiring Person, or (iii) a Potential Change in Control occurs and results in the completion of a Change in Control within six months, and the Executive’s employment is terminated by the Company or a subsidiary of the Company without Cause or the Executive terminates his employment for Good Reason prior to the completion of such Change in Control.

4.	Section 8(c) of the Severance Agreement is hereby amended by adding the following sentence to the end thereof:
For the avoidance of doubt, all outstanding equity awards granted pursuant to Company’s equity incentive plans of the Company shall be subject to the relevant terms and conditions of the applicable plans, award agreements and other related documents, including the side letter entered into between Executive and the Company on 20 September 2015, and any unvested awards held by the Executive will vest upon a Change in Control.

5.	Section 8(d) of the Severance Agreement is hereby amended in its entirety as follows:
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of England and Wales, and the Courts of England and Wales will have exclusive jurisdiction to adjudicate any disputes arising hereunder.

6.	Section 11(h) of the Severance Agreement is hereby amended in its entirety as follows:
“Employment Agreement” shall mean the employment agreement of the Executive with the Company or a subsidiary of the Company, as in effect on October 11, 2018.

7.	Subsection (b) of Section 10 of the Severance Agreement is hereby deleted in its entirety and Section 10 is retitled “Resolution of Disputes.”

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8.	Subsection (i) of Section 11(k) of the Severance Agreement is hereby amended in its entirety as follows (additional language highlighted):
“the assignment to the Executive of any duties inconsistent with the Executive’s status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control; it being understood that (i) a Change in Control which has the effect of the Executive ceasing to hold the positon of Chief Executive Officer of an Independent Publicly Traded Company immediately following such Change in Control (or) (ii), in such circumstances where you are still employed by a Group Company at the date of such a Change in Control but prior to such Change in Control you ceased to hold such a position solely because of your being long-term ill and in receipt of benefits under the permanent health insurance scheme of the a Group Company, a Change in Control which would (but for such circumstances) have had the effect of you ceasing to hold the positon of Chief Executive Officer of an Independent Publicly Traded Company immediately following such Change in Control, shall, in the case of each of (i) and (ii), be deemed a substantial adverse alteration in the nature and status of Executive’s responsibilities for this purpose. “Independent Publicly Traded Company” means that the company’s shares are admitted to and traded on the New York Stock Exchange or any other internationally recognized stock exchange and that no person or group of persons acting together hold 50% or more of the Company’s voting rights (other than any person or group of persons acting together who, as of October 11, 2018, hold 50% or more of the Company’s voting rights).”

9.	Section 11 of the Severance Agreement is hereby amended by adding the following new subsection (n) to the end thereof:
“Potential Change in Control” means the earliest to occur of the following, unless and until the termination of abandonment of the transactions that would constitute the Change in Control:
(i)    the execution of a definitive agreement or letter of intent, in which the consummation of the transactions described would result in a Change in Control;
(ii)    the approval by the Company’s Board of Directors a transaction or series of transactions, the consummation of which would result in a Change in Control; or
(iii)    the public announcement of a tender offer for the Company’s voting stock, the completion of which would result in a Change in Control.

10.	References. All references in the Severance Agreement to “this Agreement” and any other references of similar import shall hereinafter refer to the Severance Agreement as amended by this Amendment.

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11.
Remaining Provisions. Except as expressly modified by this Amendment, the Severance Agreement shall remain in full force and effect. This Amendment embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative thereto.

12.	Amendment Effective Date. This Amendment shall be effective as of the Effective Date.

13.
Counterparts. This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.
BELMOND LTD.

By: Harsha V. Agadi
Name: Harsha V. Agadi
Title: Director

EXECUTIVE:

/s/ H. Roeland Vos
H. Roeland Vos

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